ASSIGNMENT AND ASSUMPTION
                              OF
                  PURCHASE AND SALE AGREEMENT

      THIS ASSIGNMENT made and entered into effective as of this 12th day of January, 2007, by and between AEI FUND MANAGEMENT, INC., a Minnesota corporation, ("Assignor") and AEI INCOME & GROWTH FUND XXII LIMITED PARTNERSHIP, a Minnesota limited partnership, whose corporate general partner is AEI Fund Management XXI, Inc., a Minnesota corporation, and AEI INCOME & GROWTH FUND 24 LLC, a Delaware limited liability company, whose corporate managing member is AEI Fund Management XXI, Inc., a Minnesota corporation (as tenants in common, together collectively referred to as "Assignee");

     WITNESSETH, that:

      WHEREAS, on the 4th day of December, 2006, Assignor entered into an Purchase and Sale Agreement, as subsequently amended (hereinafter together collectively referred to as the "Agreement") for that certain property located at 4460 32nd Avenue South, Grand Forks, North Dakota, which is more particularly described within the Agreement, (the "Property") with CDK Associates LLC, a South Dakota limited liability company, as Seller; and

      WHEREAS, Assignor desires to assign its right, title and interest in and to the Agreement regarding the Property to AEI Income & Growth Fund XXII Limited Partnership, an undivided fifty percent (50.0%) interest as a tenant in common, and AEI Income & Growth Fund 24 LLC, an undivided fifty percent (50.0%) as a tenant in common, and Assignee desires to assume all of Assignor's rights, title and interest in, to and under the Agreement regarding the Property as hereinafter provided;

     NOW, THEREFORE, for One Dollar ($1.00) and other good and
valuable   consideration,   receipt   of   which   is   hereby
acknowledged, it is hereby agreed between the parties as follows:

     1. Assignor assigns all of its rights, title and interest in, to and under the Agreement regarding the Property to Assignee, to have and to hold the same unto the Assignee, its successors and assigns;

     2. Assignee hereby assumes all rights, promises, covenants, conditions and obligations under the Agreement regarding the Property to be performed by the Assignor thereunder, and agrees to be bound for all of the obligations of Assignor under the Agreement;

All other terms and conditions of the Agreement shall remain unchanged and continue in full force and effect.

ASSIGNOR:

AEI FUND MANAGEMENT, INC.,
a Minnesota corporation


By:   /s/ Robert P Johnson
Name:     Robert P Johnson
Title:    President


ASSIGNEE:

AEI INCOME & GROWTH FUND XXII LIMITED PARTNERSHIP, a Minnesota limited partnership

By:  AEI Fund Management XXI, Inc.,
     a Minnesota corporation, its General Partner


By: /s/ Robert P Johnson
Name:   Robert P Johnson
Title:  President


AEI INCOME & GROWTH FUND 24 LLC,
a Delaware limited liability company

By:  AEI Fund Management XXI, Inc.,
     a Minnesota corporation, its Managing Member


By: /s/ Robert P Johnson
Name:   Robert P Johnson
Title:  President




                      PURCHASE AGREEMENT

     This PURCHASE AGREEMENT ("Agreement") is made and entered into as of the Effective Date, as hereinafter defined, by and between CDK Associates LLC, a South Dakota limited liability company (the "Seller"), and AEI Fund Management Inc., a Minnesota corporation, or its successors and assigns (the "Buyer"). This Agreement shall be effective as of the last party's execution hereof (the "Effective Date").

                           RECITALS:

          A. Seller desires to sell the Property, as further described below, to Buyer and Buyer desires to purchase the Property, as described below, in accordance with the terms and conditions as hereinafter set forth.

          B. Seller leases the Property to Tractor Supply Company pursuant to that certain lease dated December 29, 2004, by and between Seller, as lessor, and Tractor Supply Company, as lessee (the "Tenant").

          C. In accordance with the terms and conditions set forth in this Agreement, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of Seller's right, title and interest in, to and under the Property, the building, fixtures and improvements thereon and any personal or intangible property related thereto.

NOW, THEREFORE, the parties do hereby agree as follows:

     1.   DESCRIPTION:

          Seller is the owner of all right, title and interest in and all the property located at 4460 32nd Avenue South, City of Grand Forks, County of Grand Forks, State of North Dakota; and more particularly described as follows:

               Lot  1,  Block 1, Johnson's West  First
               Addition,
               City  of Grand Forks,      Grand  Forks
               County, North Dakota

          The conveyance shall include all easements, rights, and appurtenances thereto, all improvements, fixtures, personal property and intangible property relating to or now or hereafter located thereon and all of Seller's right, title and interest in and to any streets, roadways, alleys, sidewalks, both public and private, adjacent to the above real estate (hereinafter collectively referred to as the "Property").

     2.   PURCHASE PRICE:

           The  Purchase Price for the Property is Two Million
Seven   Hundred   Sixty-Six  Thousand   and   No/100   Dollars
($2,766,000); payable as follows:

           A. Within five (5) days after the Effective Date of this Agreement, Buyer shall deposit Twenty-Five Thousand Dollars ($25,000) (the "Earnest Money") in an interest bearing account with First American Title Insurance Company, 1900
Midwest Plaza West, 801 Nicollet Mall, Minneapolis, MN (the "Closing Agent" or "Title Company"), which shall be held in trust pending the closing of the transaction contemplated by this Agreement.

          If for any reason this Agreement is terminated prior to the expiration of the Due Diligence Period, then the
Earnest Money and any interest accrued thereon shall be immediately returned to Buyer. If the transaction contemplated hereby proceeds to closing, the Earnest Money shall be paid to Seller at closing and Buyer shall receive a credit against the Purchase Price payable hereunder in the amount of the Earnest Money plus interest accrued thereon. If the Buyer does not terminate this Agreement as expressly allowed hereunder, the Earnest Money shall thereafter be deemed non-refundable, except to the extent any of the contingencies to Buyer's performance hereunder (including without limitation, Seller's performance of its obligations hereunder) shall not be satisfied.

          B. The balance of the Purchase Price in cash is to be deposited by Buyer into an escrow account with the Closing
Agent on or before the Closing Date (as defined below).


      3.    DUE  DILIGENCE,  CLOSING, DISPOSITION  OF  EARNEST
MONEY:

          A. Subject to the terms provided below, Buyer shall have until no later than forty-five (45) days after the Document Delivery Date (as defined below) (but not less than thirty (30) days after Buyer's actual receipt of any information or documents that Buyer shall undertake to update as further set forth in to this Agreement) to conduct its due diligence of the Property (the "Due Diligence Period").

          B.      The  parties  hereto  may  extend  the   Due
Diligence Period by written agreement.

          C. If Buyer does not send Seller notification of Buyer's satisfaction of its due diligence contingency by 11:59 p.m. CST of the last date of the Due Diligence Period, as such may be extended under the terms of this Agreement, then this Agreement shall expire and have no further force and effect; and all Earnest Money, including any interest accrued thereon, shall be returned to Buyer.

          In the event Buyer does give notice of satisfaction of its due diligence contingency, then the closing date of the Property shall occur no later than ten (10) days after Buyer has provided Seller with notice of satisfaction of Buyer's due diligence contingency (the "Closing Date"), provided no materially adverse change to the Property Documents has occurred. If a materially adverse change to the Property Documents has occurred, Buyer shall be allowed five (5) business days to review and approve such changes or to terminate this Agreement, and upon such termination, receive immediate return of the Earnest Money together with interest thereon.

          Furthermore, in the event closing does not occur on or before January 15, 2007, Buyer shall have the option to either (a) terminate this Agreement by providing Seller with thirty (30) days written notice, at which the Earnest Money and any interest accrued thereon shall be immediately be returned to Buyer or (b) reduce the purchase price corresponding to a reduction in the cap rate of 5 basis points.


     4.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER:

           Seller does hereby covenant, warrant and represent to Buyer as follows:

          A. Seller has and will convey good, marketable, insurable title to the Property of record, free and clear of all liens, encumbrances, leases, claims, and charges; all easements, rights-of-way, covenants, conditions and restrictions; and any other matters affecting title thereto, except for such matters as are approved or Buyer's objections thereto are waived by Buyer in writing (the "Permitted Encumbrances").

          B. To the best of Seller's knowledge and belief, the conveyance of the Property pursuant hereto will not violate any applicable statute, conditional use, variance, ordinance, governmental restriction or regulation, or any private restriction or agreement.

          C. The Property is benefited by direct access to a publicly dedicated street or road and other adjacent right of ways and shall be conveyed as a separate legal and tax parcel
(the "Legal Parcel").

          D.    There is no litigation pending, or to the best
of   Seller's   knowledge,  investigation,   condemnation   or
proceeding of any kind threatened against the Seller, which may have a material adverse effect upon the Property.

          E.   Seller is not a "foreign person" (as defined in
section   1445(f)(3)  of  the  Internal   Revenue   Code   and
regulations issued thereunder).

          F. Neither Seller nor, to the best of Seller's knowledge, any of Seller's members, are an entity or person:
(i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 ("EO13224"); ii) whose name appears on the United States Treasury Department's Office of Foreign Assets Control ("OFAC") most current list of "Specifically Designated National and Blocked Persons" (which list may be published from time to time in various mediums including, but not
limited          to,         the         OFAC         website,
(http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf)
; (iii) who commits, threatens to commit or supports "terrorism," as that term is defined in EO13224; (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; or (v) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in subsections (i) -
(v) above are herein referred to as a "Prohibited Person"). Neither Seller nor its members shall knowingly: (A) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or
(B) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224;

          G. Seller is not aware of any private covenant or restriction that would prohibit or adversely impact the development or operation of the Property.

          H. To the best of Seller's knowledge, Seller represents that there are no underground tanks, basements, foundations, wells, cisterns, or other underground structures or debris of any nature on the Property. Seller further represents that the Property is not located in a designated flood plain, nor does the Property contain any wetlands.

          I. Seller has the requisite power and authority to enter into and perform this Agreement and those Seller's
Closing Documents to be signed by it.

          J. The Improvements (including, but not limited to, the utilities, mechanical systems, roof, foundation and walls), to the best of Seller's knowledge, are in sound condition and in good working order as of the Effective Date hereof. Seller shall further have the on-going obligation up through the Closing Date to inform Buyer in writing of any defect in the Improvements that occur between the Effective Date of this Agreement and the Closing Date. Seller's written notice to Buyer of any defect in the Improvements shall be considered for purposes herein to be an adverse change in the Property Documents.

          K. To Seller's knowledge, Seller has disclosed to Buyer all information relating to the Property that could reasonably be expected to have a material adverse effect on the Property.

     If the Seller subsequently becomes aware of the fact that any of the representations and warranties made herein is no longer accurate, then the Seller shall immediately disclose same in writing to the Buyer. Seller's written notice to Buyer of any inaccuracy in the representations and warranties made herein shall be considered to be an adverse change to the Property Documents. Each of the warranties and representations contained in this Section and other Sections of this Agreement shall be deemed made as of the date of this Agreement and again as of the Closing Date.

     Seller shall indemnify Buyer, its successors and assigns, against, and shall hold Buyer, its successors and assigns, harmless from, any costs, expenses or damages of any kind or nature, including reasonable attorneys' fees, which Buyer may incur because of any breach of any of the representations and warranties herein contained, whether incurred prior to or after the Closing Date. All warranties, representations and indemnifications contained in this Agreement shall survive Closing.

     5.   ENVIRONMENTAL LAWS:

          A. Seller represents and warrants, to the best of Seller's knowledge, that no toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, or any hazardous substance as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. 9601-9657, as amended) ("Hazardous Materials") have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property by Seller or by any lessee, agent, employee, licensee or invitee of Seller nor has any activity been undertaken on the Property by Seller or by any lessee, agent, employee, licensee or invitee of Seller that would cause or contribute to (a) the Property to become a treatment, storage or disposal facility within the meaning of, or otherwise bring the Property within the ambit of, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. 6901 et seq., or any similar state law or local ordinance, (b) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants, from the Property within the meaning of, or otherwise bring the Property within the ambit of, CERCLA, or any similar state law or local ordinance, or (c) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S. C. 1251 et seq., or the Clean Air Act, 42 U.S.C., 7401 et seq., or any similar state law or local ordinance. To the best knowledge of Seller after due inquiry by Seller, neither Seller nor any lessee, agent, employee, licensee or invitee of Seller has introduced any substances or conditions in or on the Property that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements. To the best knowledge of Seller after due inquiry by Seller, no above ground or underground tanks, are located in or about the Property or have been located under, in or about the Property and have subsequently been removed or filled.

       Seller further warrants that Seller has not been informed, advised or notified, of any Hazardous Materials including the use of above or underground storage tanks on, under or about the Property.

          B. In the event that Hazardous Materials as defined herein are found or suspected to be present on the Property, or other circumstances as set forth in the preceding section exist, then Buyer may terminate this Agreement. If Buyer does not elect to terminate, then Seller shall remove or otherwise remediate any Hazardous Materials on or under the Property and/or rectify any other condition set forth in the preceding section to Buyer's satisfaction within thirty (30) days after receipt of notice from Buyer that the contingencies have been satisfied. The Closing shall be delayed for the period necessary for Seller to comply with the terms of this section.



     6.   OBLIGATIONS OF SELLER PRIOR TO CLOSING:

          Seller shall deliver to Buyer, at Seller's sole cost and expense, the following documents:

          A.   Property Documents.   Within five (5) business
days of the Effective Date ("Document Delivery Date"), Seller shall deliver or cause to be delivered to Buyer the following:

       a)   Copies of Seller's existing Owner's Title Policy, or
          Abstract, for the Property, with copies of its underlying documents, if in Seller's possession;

       b) A complete copy of the Lease and any amendments thereto, including but not limited to amendments, assignments and assumption of lease, and/or letter agreements, commencement agreement, memorandum of lease, project acceptance letter (wherein Tenant accepts possession of the property, if Tenant shall have issued the same or similar), guaranties of the lease, if any, and the most recent tenant estoppel currently in Seller's possession;

       c) If in Seller's possession, any zoning information concerning the current zoning of the Property;

       d)   A copy of the soils report, if in Seller's possession;

       e) Copies of the existing final building plans and specifications for the improvements and copies of any evidence that Landlord has delivered and Tenant has approved such;

       f)   A copy of an MAI appraisal, if in Seller's possession;

       g) A copy of the most recent real estate tax statement for the Property;

       h) Copies of any and all certificates, permits, licenses and other authorizations of any governmental body or authority which are necessary to permit the use and occupancy of the Improvements;

       i) Copies of any and all warranties respecting construction of the improvements, including but not limited to the roof, HVAC system, structural, plumbing or electrical that have not expired by their terms, and assignments thereof to Tenant, issued to or required to be provided to Tenant as designated in the Lease, if any. Buyer will require any and all warranties, which have not expired and have not been transferred to Tenant, to be transferred to Buyer on the Closing Date. In the event the warranties are unable to be transferred to Buyer on the Closing Date, Seller shall provide Buyer with a letter of undertaking wherein Seller agrees, at Seller's expense, to transfer the warranties in Buyer's name or to obtain consents to the transfer of warranties, if such transfer is not allowed;

       j) A copy of the Certificate of Occupancy from the governing municipality;

       k) A copy of the existing store sales of the Property for the last six months, and if currently in Seller's possession, the store sales numbers for the last three years, or the number of years the store has been open if less than three years; and

       l) A rent accounting for the last twelve (12) months showing when Seller received each check from Tenant or the number of months the lease has been in effect if less than twelve (12) months.

Seller shall provide Buyer with any and all updates to the Property Documents and any other information regarding the Property that may become available prior to the Closing Date.

          B.    Title,  Survey,  and  Environmental.    Within
fifteen (15) days after the Effective Date:

       m)    A  commitment for an ALTA Owner's Policy of Title
          Insurance (most recent edition) from the Closing Agent (the "Title Company") insuring marketable title in the Property, subject only to such matters as Buyer may approve and contain such endorsements as Buyer may require that are available for a property in North Dakota, including extended coverage and owner's comprehensive coverage (the "Updated Title Commitment"). The Updated Title Commitment shall show Seller as the present fee owner of the Property and show Buyer as the fee owner to be insured.

              The Updated Title Commitment shall also include:

              1. an itemization of all outstanding and pending special assessments and an itemization of taxes affecting the Property and the tax year to which they relate;

              2. shall state whether taxes are current and if not, show the amounts unpaid;

              3. the tax parcel identification numbers and whether the tax parcel includes property other than the Property to be purchased.

              All easements, restrictions, documents and other items affecting title shall be listed in Schedule "B" of the Title Commitment. Copies of all documents referred to in the Updated Title Commitment (the "Updated Title Commitment Documents") must be attached to the Updated Title Commitment.

              n)   Copy of the Seller's existing as-built ALTA survey or
              existing boundary ALTA survey of the Property.   If Buyer
              shall desire to do so, at its own expense, Buyer shall within five (5) business days after receipt of Seller's survey, order an updated ALTA survey. Buyer shall have until the end of the Due Diligence Period to review and approve the updated ALTA survey (the "Updated Survey");

              o) Copy of any Phase I environmental report completed for the Seller for the Property. Buyer shall, at its sole expense, be responsible for obtaining an updated Phase I environmental report and shall have until the end of the Due Diligence Period to review and approve of the same (the "Updated Phase I Report");


          C. Buyer shall be allowed up to the latter of the end of the Due Diligence Period or thirty (30) days after receipt of the Updated Title Commitment and Updated Title Commitment Documents, Updated Phase I Report and Updated Survey (and five (5) business days from receipt of any subsequent update or endorsement to the Updated Title Commitment occurring after the date of the Updated Title Commitment to be delivered by Seller adding new or additional requirements or exceptions thereto) to make any objections, in Buyer's sole discretion, to the Title Commitment or matters not previously reflected on the ALTA Survey or Phase I Environmental Report of previous date supplied by Seller. Objections are to be made in writing or are to be deemed to be waived.

          If any objections are made, Seller shall be allowed thirty (30) days to correct such objections. In the event Seller is unable to cure such objections within this period, Buyer shall have the option to either (1) acquire the Property subject to such objections, lien, encumbrance or other title defect at Buyer's discretion, with a right to deduct from the Purchase Price amounts required to clear any title defects; or
(2) rescind this Agreement, in which latter event the Earnest Money herein paid, together with all interest earned thereon, shall be immediately refunded to Buyer.

          D. Closing Documents. At least seven (7) days prior to the end of the Due Diligence Period, Seller shall, at its sole expense, provide to Buyer the following documents, and Seller and Buyer shall agree, prior to the end of the Due Diligence Period, on the form of the following documents to be delivered to Buyer on the Closing Date by Seller as set forth in Section 9 hereof:

     (a)  Limited or special warranty deed;

     (b)  Seller's Affidavit;

     (c)  FIRPTA Affidavit;

     (d) Assignment and Assumption of the Lease in the form attached hereto and incorporated herein as Exhibit "A";

     (e) A generic Assignment of warranties in the form as attached hereto and incorporated herein as Exhibit "B"; and

     (f)  A tenant estoppel certificate substantially in the form
          (if any) as contemplated by the Lease that shall include confirmation that tenant pays real estate taxes based upon what is assessed during the lease year or is due and payable during the lease year. If the form of Tenant estoppel certificate is not prescribed by the Lease and Buyer submits to Seller the form of estoppel certificate (as the case may be) preferred by Buyer or required by Buyer's Lender (if any) prior to the expiration of the Due Diligence Period, Seller will submit such form of estoppel certificate to Tenant.

     In the event that Seller and Buyer do not reach mutual agreement on the form of the above described documents (a) through (f) prior to the end of the Due Diligence Period, this Agreement may be terminated by either Seller or Buyer and the Earnest Money and accrued interest shall be returned in full to the Buyer immediately and neither party shall have any further duties or obligations to the other hereunder.


     7.   EXAMINATION OF PROPERTY:

          It  is  expressly understood by Seller that,  during
the  term  of  this  Agreement, Buyer   intends  to  undertake
preliminary investigation for the development of the Property, as follows:

          A. From and after the date hereof, Buyer, and its representatives, shall have the right to enter upon the Property for the purpose of surveying, conducting soil tests thereon, and making such other physical inspection thereof as Buyer deems necessary or appropriate; provided, however, that in the course of such activities, Buyer shall make no visible improvements to or changes in the property prior to the Closing Date, and shall repair any damage or disturbance caused by Buyer's activities. Any inspection of Buyer pursuant to this section shall not be construed so as to waive or limit any of Buyer's rights or remedies hereunder.

          B. Buyer hereby agrees to hold Seller harmless from liabilities that may arise out of Buyer's presence on the Property prior to the Closing Date.



     8.   TAXES, PRORATIONS AND CLOSING COSTS:

           A. Real Estate Taxes and Assessments. On or before the Closing Date, Seller shall pay all real estate taxes and installments of special assessments payable in all years prior to the year of Closing. All real estate taxes for due and payable in the year of Closing shall be prorated as of the Closing Date.

           Seller shall pay all special assessments if levied or pending as of the Closing Date including all installments of special assessments for the year of Closing or subsequent years. For purposes of this Agreement, a "pending" special assessment means any work or project which, as of the Closing Date, has been directed or authorized by any governmental authority, the cost of which will be, but has not yet been certified to and included in the real property taxes payable with respect to the Property. "Special assessments" does not include the general tax levy of Special Improvement Districts which shall be treated as real estate taxes.

           Seller represents to Buyer that to the best of its knowledge, all real estate taxes and installments of special assessments due and payable prior to and in the year of Closing on or before the Closing Date have been or will be paid in full as of the Closing Date. It is understood between Seller and Buyer that all unpaid levied and pending special assessments payable in the year of Closing are paid by the Tenant and shall be the responsibility of the Tenant under the Lease after the Closing Date. Seller further represents to Buyer that Tenant shall pay a pro-rata share of all real estate taxes and installments of special assessments due and payable in the year of Closing.

             In the event Tenant does not pay any special assessments or real estate taxes that are the responsibility of the Tenant under the Lease, Seller and Buyer agreed to each pay its prorata share of said assessments or taxes as of the Closing Date.

The provisions of this paragraph 8 shall survive Closing.


           B. Prorations. The Buyer and the Seller, as of the Closing Date, shall prorate: (i) all rent due under the Lease, if any, (ii) ad valorem taxes, personal property taxes, charges or assignments affecting the Property (on a calendar year basis), (iii) utility charges, including charges for water, gas, electricity, and sewer, if any, (iv) other expenses relating to the Property which have accrued but not paid as of the Closing Date, based upon the most current ascertainable tax bill and other relevant billing information, including any charges arising under any of the encumbrances to the Property. (Provided, however, no adjustments shall be made at closing for items payable by the tenant, or payable between the parties hereto thereafter, unless the tenant ultimately does not pay the same.) To the extent that information for any such proration is not available on the Closing Date or if the actual amount of such taxes, charges or expenses differs from the amount used in the prorations at closing, then the parties shall make any adjustments necessary so that the prorations at closing are adjusted based upon the actual amount of such taxes, charges or expenses. The parties agree to make such reprorations as soon as possible after the actual amount of real estate taxes, charges or expenses prorated at closing becomes available. In the event Tenant does not pay any expenses that are the responsibility of the Tenant under the Lease, Seller and Buyer agreed to each pay its prorata share of said assessments or taxes as of the Closing Date. This provision and the respective obligations of the parties shall survive Closing.

          C.   Closing Costs.   Seller and Buyer shall pay one-
half of the following costs of closing, including, but not limited to, all escrow fees of Buyer and Seller.

          Seller shall pay the following costs: any and all brokerage commissions owed by Seller to Duemelands Commercial LLLP, any and all costs associated with the updated title commitment/search, all costs associated with the Owner's Title policy premium, any and all costs associated with recording of the Deed and Assignment and Assumption of Lease, as well as any costs associated with any document(s) or instrument(s) necessary to cure any title objections raised by Buyer, the transfer taxes (state, county and municipality, if such is required) and/or transfer fees.

          Buyer shall pay any and all costs associated with any special endorsements it may require on its Owner's Title Policy, except the costs associated with any endorsement required to cure Buyer's objection to the existing matters of title or survey..

Each party will pay its own attorneys' fees to close this transaction.

          E. Any escrow closing fee shall be paid equally by Buyer and Seller. Seller shall pay the premium for the Title Policy in favor of Buyer in the amount of the Purchase Price issued at or after the Closing by the Title Company. Each party shall pay its attorneys' fees.

     9.   OBLIGATIONS OF SELLER AT CLOSING:

          At Closing and subject to the full performance by Buyer under this Agreement, Seller shall deposit into escrow with the Closing Agent, with a simultaneous copy to Buyer, the following documents on or before the Closing Date:

          A. A limited or special warranty deed conveying title to the Property to Buyer, in form and substance as agreed to between Seller and Buyer during the Due Diligence Period, conveying good and marketable (as required by this Agreement) fee title thereto, subject to the Permitted Exceptions;

          B. Seller's counterpart to the Assignment and Assumption of the Lease, in form and substance as Exhibit "A" attached hereto, accompanied by the original Lease and originals of any and all documentation modifying the Lease, including but not limited to, assignments, amendments, commencement agreement, memorandum of lease, letter agreements, and guaranty of the lease, if any;

          C.   Seller's corporate documentation wherein
Seller's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by Title Company, Buyer, or both;

           E. Affidavit of Seller, in form and substance as agreed to between Seller and Buyer during the Due Diligence
Period;

           F. FIRPTA Affidavit, in form and substance as agreed to between Seller and Buyer during the Due Diligence
Period;

           G. Any and all documentation required by the Closing Agent and/or Title Company or by the terms of this Agreement so that the title insurer may issue the title policy described in this Agreement;

          H.   Notice of Sale to Tenant;
..
          I. Tenant's Certificate of Insurance naming Buyer as additional insured and/or loss payee, as required by the Lease;

          J. A letter from Seller to Buyer wherein the Seller itemizes (in percentages totaling 100%), the following percentages of costs of the Premises: land acquisition, soft costs, building construction, and site work (this assists Buyer in allocating the Property onto its books at Closing);

          K. Seller's executed counterpart to the Assignment of warranties in the form as attached hereto and incorporated herein as Exhibit "B", including copies of all warranties, and assignments thereof to Buyer and/or Lessee, issued to or required to be provided to Lessee as designated in the Lease and if required, Seller's Letter of Undertaking to complete at Seller's expense the transfer of such warranties; and

          L. At least three (3) business days prior to the Closing Date, Seller shall deliver to Buyer an executed Tenant Estoppel in form and substance as agreed to between Seller and Buyer or as supplied by Buyer to Seller during the Due Diligence Period;


     10.  OBLIGATIONS OF BUYER AT CLOSING:

     Subject to the full, complete and timely performance by Seller of its obligations hereof, Buyer shall deposit into escrow with the Closing Agent, with a simultaneous copy to Seller, the following documents on or before the Closing Date:

          A. The balance of the purchase price in the manner set forth herein and authorize the payment of the earnest money to Seller.

          B. Pay, or make satisfactory arrangements to pay, any sum required to be paid by Buyer pursuant to any part of this Agreement.

          C. Buyer's counterpart to the Assignment and Assumption of the Lease, in form and substance as Exhibit "A" attached hereto; and

          D. Buyer's counterpart to the Assignment of warranties in the form as attached hereto and incorporated herein as Exhibit
"B".

     11.  REMEDIES:

           A. If Buyer defaults on its obligations hereunder and such default continues for a period of ten (10) days after written notice, then the retention of the earnest money shall be Seller's exclusive remedy hereunder and said monies shall be deemed liquidated damages. The parties hereto agree that such liquidated damages are not a penalty, but represent actual damages Seller will sustain upon any default by Buyer, which damages will be substantial but are extremely difficult to ascertain.

            B. In the event Seller defaults upon its obligations hereunder and shall fail to consummate the sale of the Property for any reason except the default of Buyer, and such failure continues for a period of ten (10) days after written notice, Buyer may terminate this Agreement and receive return of its Earnest Money, or enforce specific performance of this Agreement within six (6) months from the time such cause of action arose and may bring suit for damages against Seller, which damages shall include, but not be limited to, all losses, liabilities, costs, and expenses (including reasonable attorney's fees) incurred by Buyer.


     12.  NOTICES:

           All notices, demands, requests, approvals or other communications ("notices") required to be given or which may be given hereunder shall be in writing and shall be given by personal delivery with receipt acknowledged or by United States registered or certified mail, return receipt requested, postage prepaid, by Federal Express or other reputable national overnight courier service or by facsimile transmission, and shall be deemed given when received or refused at the following addresses:

     If to Seller:  CDK Associates LLC
                    c/o Les Kinstad
                    PO Box 89925
                    117 South Main Avenue
                    Sioux Falls, SD  57109-9925
                    Email:   lkinstad@legacysiouxfalls.com
                    Fax No:  (605) 275-8833
                    Phone:  (605) 336-7376

     If to Buyer:   AEI Fund Management, Inc.
                    Attn:  George Rerat and Jenn Dingmann
                    1300 Wells Fargo Place
                    Saint Paul, Minnesota 55101
                    Email:  jdingmann@aeifunds.com
                    Fax No:  (651) 225-8144
                    Phone:    (651) 227 - 7333

     With a copy to:Michael B. Daugherty
                    Daugherty Law Firm
                    Suite 1300
                    30 East Seventh Street
                    Saint Paul, Minnesota 55101
                    Email:  mbdlaw@usinternet.com
                    Fax No:  (612) 677-3181
                    Phone:    (612) 720-0777

All notices shall be deemed delivered either upon: (1) receipt in case of personal service, or (2) mailing in case of U.S.
mail or certified mail, (3) deposit in the case of express mail or (4) by facsimile upon transmission.


     13.  ASSIGNMENT:

          The rights and obligations of Buyer hereunder may be freely assigned by Buyer and Buyer shall provide Seller with notice of the assignment. Seller shall notify Buyer of any assignment of its interest herein, and such assignment shall not relieve Seller of its obligations to perform hereunder.

     14.  TAX PLANNING:

           Buyer or Seller may assign its interest herein to a third party for purposes of effectuating a like-kind exchange of real estate pursuant to Section 1031 of the Internal Revenue Code. Seller and Buyer agree to cooperate and execute documents as may be necessary for this purpose.

     15.  RISK OF LOSS:

           Seller shall bear the risk of loss or damage to the Property from all causes, other than the activities of Buyer, until Closing. If, prior to Closing, all or any material part of the Property is damaged by a fire or other casualty, or condemnation proceedings are commenced or written notice of such proceedings given, Seller shall promptly give Buyer written notice of such damage or condemnation notice. Upon delivery of such notice of damage or condemnation (from Seller or otherwise), Buyer shall have the right to terminate this Agreement by delivering written notice to Seller within ten business days. If Buyer does not elect to terminate this Agreement within such period, Seller shall convey the Property to Buyer on the Closing date in its damaged condition, and will assign to Buyer all of Seller's right, title and interest in and to any claims Seller may have under insurance policies covering the Property or under any condemnation awards.

     16.  MISCELLANEOUS:

          A. This Agreement shall inure to the benefit of, and be binding upon, the administrators, successors and assigns of the parties hereto.

          B. This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been drafted or prepared by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

           C. The parties agree to execute mutually and deliver to each other, at closing, such other and further documents as may be reasonable required by counsel for the parties or title insurer, to carry into effect the purposes and intents of this Agreement.

          D. This offer to purchase expires at 5:00 p.m. CT on the fifth (5th) business day after execution by Buyer unless this Agreement is fully executed by Seller.

           E. This is a final agreement between the parties and supersedes all previous understandings and agreements, oral or written, relative to the subject matter of this Agreement. Any amendments or alterations to this Agreement shall be made in writing and appended hereto.

           F. This Agreement may be executed by facsimile or in multiple counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument.

           G. This agreement shall be deemed to have been made in North Dakota and shall be construed in accordance with the laws of the State of North Dakota.

           H. Unless otherwise expressly stated, all time periods referred to herein shall be deemed to mean calendar days. In the event any date for performance by either party of any obligation hereunder required to be performed by such party falls on a Saturday, Sunday or holiday recognized by the federal government or the State of North Dakota, the time for performance of such matter shall be deemed extended until the next business day immediately following such date.

     17.  REAL ESTATE BROKERS:

           In this transaction, Duemelands Commercial LLLP, is the only real estate broker and is a facilitating transaction broker and does not represent either the Buyer or the Seller. Each party shall hold the other harmless from any claims by any other broker for compensation in connection with this transaction.

           Seller shall pay a commission fee equal to 1.5% of total sale price, plus any required state sales tax, to the procuring broker, Duemelands Commercial LLLP.
The parties have caused these presents to be executed as of the day and year written below.


SELLER:        CDK ASSOCIATES LLC


               By: /s/ Lester A Kinstad
               Name:   Lester A Kinstad
               Its:    Managing Member

               Dated:  December 4, 2006


BUYER:         AEI FUND MANAGEMENT, INC.


               By: /s/ Robert P Johnson
                       Robert P. Johnson, President

               Dated:  November 29, 2006